Exhibit 10.1

NON-REDEMPTION AGREEMENT

This Non-Redemption Agreement (this “Agreement”) is entered as of November 11, 2024 by and among Chain Bridge I, a Cayman Islands exempted company (“CBRG” or the “Company”), and the Backstop Investor (as defined below).

RECITALS

WHEREAS, the Company is a special purpose acquisition company whose, incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “De-SPAC Transaction” Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), are traded on the Nasdaq Capital Market under the symbol “CBRG”;

WHEREAS, the Company has entered into a Business Combination Agreement, dated as of July 22, 2024 (the “Business Combination Agreement”) with CB Holdings, Inc., a Nevada corporation (“HoldCo”), CB Merger Sub 1, a Cayman Islands exempted company (“CBRG Merger Sub”), Phytanix Bio, a Nevada corporation (“Phytanix”), and CB Merger Sub 2, Inc., a Nevada corporation (“Phytanix Merger Sub”), pursuant to which the Class A Ordinary Shares will be exchanged for common stock, par value $0.0001 per share, of HoldCo (the “HoldCo Shares”);

WHEREAS, the Company and Backstop Investor on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Backstop Investor or its affiliates (the “Backstop Investor”) are entering into this Agreement in anticipation of the Meeting (as defined below) and the closing (the “Closing”) of the business combination contemplated under the Business Combination Agreement (the “Business Combination”);

WHEREAS, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on October 10, 2024 (as amended thereafter from time to time, the “Proxy Statement”) with a deadline to exercise the redemption rights of Class A Ordinary Shares of 5:30 p.m., Eastern Daylight time on November 12, 2024 (the “Redemption Date”), which is two (2) business days before the scheduled extraordinary general meeting of stockholders (the “Meeting”) to be held on November 14, 2024 to consider and vote on, among other proposals, a proposal to amend and restate, by way of a special resolution, the Company’s 2nd amended and restated memorandum and articles of association, to extend from November 15, 2024 to November 15, 2025 (the “Extension”), the date by which, if the Company has not consummated a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company, with one or more businesses or entities, the Company must (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Class A ordinary shares sold in the Company’s initial public offering; and (c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law (the “Amendment Proposal”);

WHEREAS, the Company’s 2nd Amended and Restated Memorandum and Articles of Association (the “Charter”) provide that a shareholder of the Company may elect to redeem its shares of Class A ordinary shares, par value $0.0001 per share, initially sold as part of the units in the Company’s initial public offering (whether they were purchased in the initial public offering or thereafter in the open market) (the “Public Shares”) for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Company’s Trust Account (as defined below), including interest, divided by the number of then outstanding Public Shares (the “Redemption Price”) on the Redemption Date, in connection with the Amendment Proposal subject to the conditions set forth in the M&A (“Redemption Rights”);

WHEREAS, the Backstop Investor expects to purchase (subject to applicable legal requirements including but not limited to, all requirements set forth in Compliance and Disclosure Interpretation 166.01 published by the Division of Corporate Finance of the Securities and Exchange Commission (the “SEC”) up to [_________] Class A Ordinary Shares in the open market at a price no greater than the Redemption Price, prior to November 13, 2024 (such shares to be purchased, the “Acquired Shares”);

WHEREAS, prior to or concurrent with the execution of this Agreement, the Company has entered into other non-redemption agreements with substantially similar terms with other shareholders of the Company (such non-redemption agreements, the “Other Non-Redemption Agreements”, and such other shareholders of the Company, “Other Backstop Investors”), which together with this Agreement, mandate the non-redemption of an aggregate of 429,180 issued and outstanding Class A Ordinary Shares by the Backstop Investor and the Other Backstop Investors, including the number of Class A Ordinary Shares currently and anticipated to be held by the Backstop Investor as of the date of the meeting, including the Acquired Shares that the Backstop Investor expects to purchase, as set out on Exhibit A (the “Currently Held Backstop Investor Shares”) and all shares of Class A Ordinary Shares currently held by Other Backstop Investors;

WHEREAS, as of the Closing, the Backstop Investor will have, voting and investment power over the number of Class A Ordinary Shares set out in Exhibit A (the “Backstop Investor Shares”);

WHEREAS, the Backstop Investor desires to agree to reverse redemption demands previously submitted by it or submitted by other investors, with respect to the Currently Held Backstop Investor Shares; and

WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings specified in the Business Combination Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Non-Redemption Agreement. Subject to the conditions set forth in this Agreement, the Backstop Investor irrevocably and unconditionally hereby agrees that it shall immediately rescind the redemption of the lesser of an aggregate amount of (i) the Currently Held Backstop Investor Shares and (ii) 9.9% of the Class A Ordinary Shares outstanding after the Meeting and the events occurring substantially concurrent therewith (it being understood that all Class A Ordinary Shares subject to the Other Non-Redemption Agreements shall be included in such outstanding Class A Ordinary Shares for the purposes of this subclause); provided, however, that to the extent the Backstop Investor shall have exercised its rights to redeem Class A Ordinary Shares to beneficially own 9.9% or less of the Class A Ordinary Shares outstanding or to the extent that Investor did not purchase certain or all of the Acquired Shares, the number of Currently Held Backstop Investor Shares shall be reduced proportionately.

2.	Non-Redemption Payment. Immediately upon consummation of the De-SPAC Transaction, including but not limited to the Business Combination, the Company shall pay to the Backstop Investor a payment in respect of its Backstop Investor Shares in cash released from the Trust Account (as defined below) equal to (x) the number of Backstop Investor Shares multiplied by (y) the redemption price for Class A Ordinary Shares redeemed in connection with the Closing; provided, however, that to the extent the Backstop Investor shall have exercised its rights to redeem Class A Ordinary Shares to beneficially own 9.9% or less of the Class A Ordinary Shares outstanding or to the extent that Investor did not purchase certain or all of the Acquired Shares, the number of Backstop Investor Shares shall be reduced proportionately..

3.	Restrictions. At the Closing, the Backstop Investor agrees to hold, and not redeem, a number of Class A Ordinary Shares equal to the number of Backstop Investor Shares as set out in Exhibit A (subject to any adjustments pursuant to Section 2 of this Agreement). For the avoidance of doubt, the Backstop Investor shall have no obligation to hold any Class A Ordinary Shares, including the Backstop Investor Shares, following the Closing.

4.	Representations and Warranties. Each of the parties hereto represents and warrants to the other party that: (a) it is a validly existing company, partnership or corporation, in good standing under the laws of the jurisdiction of its formation or incorporation; (b) this Agreement constitutes a valid and legally binding obligation on it in accordance with its terms, subject to laws relating to bankruptcy, insolvency and relief of debtors, and laws governing specific performance, injunctive relief and other equitable remedies; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, and (d) the execution, delivery and performance of this Agreement will not result in a violation of its Charter, Certificate of Formation or Certificate of Incorporation, as applicable, or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which it is a party or by which it is bound. The Backstop Investor represents and warrants to the Company, that, as of the date hereof, the Backstop Investor beneficially owns, or as of the business day immediately following the date hereof will acquire beneficial ownership of, the number of Backstop Investor Shares set forth opposite the Backstop Investor’s name on Exhibit A hereto.

5.	Additional Covenants. he Backstop Investor hereby covenants and agrees that, except for this Agreement, the Backstop Investor shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to the Backstop Investor Shares (or any securities received in exchange therefore) inconsistent with Backstop Investor’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to the Backstop Investor Shares (or any securities received in exchange therefore), (iii) enter into any agreement or take any action that would make any representation or warranty of Backstop Investor contained herein untrue or inaccurate in any material respect or have the effect of preventing or disabling Backstop Investor from performing any of its obligations under this Agreement, or (iv) purchase the Backstop Investor Shares at a price higher than the price offered through the Company’s redemption process.

6.	Expenses. Each party shall be responsible for its own fees and expenses related to this Agreement and the transactions contemplated hereby.

7.	Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the mutual written consent of the parties hereto and (c) the payment of the Non-Redemption Payment pursuant to Section 2 hereof to the Backstop Investor following the consummation of the Business Combination. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to clauses (a) and (c) above shall not affect any liability on the part of any party for an intentional breach of this Agreement. Section 6 through and including Section 28 of this Agreement will survive the termination of this Agreement.

8.	[Reserved].

9.	Public Disclosure. The Company shall file a Current Report on Form 8-K with the SEC (the “Current Report”) reporting the material terms of this Agreement but not including the names of the Backstop Investor and its affiliates and/or advised funds, unless required by law, on the next Business Day on which the EDGAR system will receive, process or accept filings. Such Form 8-K shall disclose that certain parties to non-redemption agreements intend to purchase additional Class A Ordinary Shares on the open market and that such purchases will be made at or below the Redemption Price and that such parties shall not vote such purchased shares in favor of the Extension. The Company shall not, and shall cause its representatives to not, disclose any material non-public information to the Backstop Investor concerning the Company, the Class A Ordinary Shares or the Business Combination, other than the existence of this Agreement, such that the Backstop Investor shall not be in possession of any such material non-public information from and after the filing of the Current Report. Notwithstanding anything in this Agreement to the contrary, the Backstop Investor agrees that the Company shall have the right to publicly disclose the nature of the Backstop Investor’s commitments, arrangements and understandings under and relating to this Agreement in any filing by the Company with the SEC. Additionally, the Company shall file all required disclosures required to be in compliance with the rules and guidance promulgated by the SEC with respect to the Rule 14e-5 prohibition of purchases outside a tender offer, including, but not limited to, all requirements set forth in Compliance and Disclosure Interpretation 166.01.

10.	Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 24 hereof or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

11.	Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.	Freely Tradable. The Company confirms that (i) the Backstop Investor Shares will be freely tradeable without restrictive legends following the Closing; the Backstop Investor Shares will not require re-registration pursuant to a registration statement filed with the SEC on Form S- 1 or Form S-3 or equivalent following the Closing; and that the Backstop Investor shall not be identified as a statutory underwriter in any registration statement filed with the SEC on Form S-1 or Form S-3 or equivalent.

13.	Form W-9 or W-8. The Backstop Investor shall, upon or prior to the consummation of the Business Combination, execute and deliver to the Company a completed IRS Form W-9 or Form W-8, as applicable.

14.	Trust Account. Until the earlier of (a) the Company’s consummation of a De-SPAC Transaction and (b) the liquidation of the Trust Account, the Company will maintain the investment of funds held in the Trust Account in interest-bearing United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, or maintain such funds in cash in an interest-bearing demand deposit account at a ban. The Company further confirms that it will not utilize any funds from its Trust Account to pay any potential excise taxes that may become due pursuant to the Inflation Reduction Act of 2022 upon redemption of the Class A Ordinary Shares, including but not limited to, in connection with the Extension or liquidation of the Company if it does not effect a De-SPAC Transaction prior to its termination date.

15.	[Reserved].

16.	Non-Reliance. The Backstop Investor has had the opportunity to consult its own advisors, including financial and tax advisors, regarding this Agreement or the arrangements contemplated hereunder and the Backstop Investor hereby acknowledges that neither the Company nor any representative or affiliate of the Company has provided or will provide the Backstop Investor with any financial, tax or other advice relating to this Agreement or the arrangements contemplated hereunder.

17.	No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns. Except as expressly named in this Section 17, this Agreement is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

18.	Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning party hereto (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Backstop Investor may transfer its rights, interests and obligations hereunder to one or more investment funds or accounts managed or advised by the Backstop Investor (or a related party or affiliate) and to the extent such transferee is not a party to this Agreement, such transferee shall agree to be bound by the terms hereof prior to any such transfer being effectuated.

19.	Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

20.	Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

21.	Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

22.	No Partnership, Agency or Join Venture. This Agreement is intended to create a contractual relationship between the Back Stop Investor, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

23.	[Reserved].

24.	Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day), provided the sender receives no bounce-back or similar message indicating non-delivery; in each case to the appropriate address set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 24.

If to the Company prior to the consummation of the Business Combination

c/o Chain Bridge I

8 The Green #17538

Dover, DE 19901

Attention:        Andrew Cohen

E-mail: ac@creo-llc.com

with a copy, which shall not constitute notice, to:

Kelley Drye & Warren, LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

Attention: Michael A. Adelstein

E-mail: madelstein@kelleydrye.com

If to the Company after to the consummation of the Business Combination

Phytanix Bio, Inc.

Attention: Barrett Evans

701 Anacapa Street, Suite C

Santa Barbara, CA 93101

Email: bevans@phytanix.com

with a copy, which shall not constitute notice, to:

Law Offices of Catherine Basinger Evans

Attention: Catherine Evans

Email: cevans@cjbelaw.com

If to the Backstop Investor:

[______________]

[______________]

[______________]

[______________]

Email: [______________]

With a mandatory copy, which shall not constitute notice, to:

[______________]

[______________]

[______________]

Attention: [______________]

E-Mail[______________]

25.	Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures and electronic records (including without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record keeping system to the fullest extent permitted by applicable law.

26.	Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent that they relate in any way to the subject matter hereof.

27.	Most Favored Nation. In the event the Company enters one or more other similar non-redemption agreements with any Other Backstop Investors before or after the execution of this Agreement in connection with the Meeting, the Company represents that the terms of such other similar non-redemption agreements are not materially more favorable to such Other Backstop Investors thereunder than the terms of this Agreement are in respect of the Backstop Investor. In the event that any Other Backstop Investor is afforded any such more favorable terms pursuant to such similar non-redemption agreement than the Backstop Investor, the Company shall promptly inform the Backstop Investor of such more favorable terms in writing, and the Backstop Investor shall have the right to elect to have such more favorable terms included herein, in which case the parties hereto shall promptly amend this Agreement to effect the same.

28.	Headings. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.

INVESTOR:

[____________________]

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Non-Redemption Agreement]

COMPANY:

CHAIN BRIDGE I

By:
Name: Andrew Cohen
Title: Chief Executive Officer

[Signature Page to Non-Redemption Agreement]

Exhibit A

Backstop Investor	Currently Held Backstop Investor Shares	Backstop Investor Shares	Acquired Share Cap